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                                                            EXHIBIT 11



                 KENT ELECTRONICS CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)


                                        Thirteen Weeks Ended
                            ---------------------------------------------
                                  June 28,                June 29,
                                    1997                    1996
                            -------------------     ---------------------
                                         Fully                     Fully
                            Primary     Diluted     Primary       Diluted
                            -------     -------     -------       -------


Net earnings..............  $ 8,775     $ 8,775     $ 9,431       $ 9,431
                            =======     =======     =======       =======
Weighted average number of
 common shares outstanding    26,257     26,257      26,043        26,043

Excess of shares issuable
 upon exercise of stock
 options over shares
 deemed retired utilizing
 the treasury stock method    1,505       1,912       1,549         1,584
                            =======     =======     =======       =======
                             27,762      28,169      27,592        27,627
                            =======     =======     =======       =======
Earnings per share........  $   .32     $   .31     $   .34       $   .34
                            =======     =======     =======       =======